Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur Mining, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-193652 and 333-210460) on Form S-3 and the registration statements (Nos. 033-72524, 333-112253, 333-125903, 333-166907 and 333-204142) on Form S-8 of Coeur Mining, Inc. (formerly Coeur d’Alene Mines Corporation) of our report dated February 10, 2016, except as to note 22, which is as of February 7, 2018, with respect to the consolidated statement of comprehensive income (loss), changes in stockholders' equity, and cash flows, for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of Coeur Mining, Inc.

/s/ KPMG LLP
Chicago, Illinois
February 7, 2018